Exhibit 1

Suite 920-475 West Georgia Street Vancouver, BC V6B 4M9	Tel: 1-604-689-0234 Fax: 1-604-688-0094
FOR IMMEDIATE RELEASE
PERU COPPER SIGNS WATER TREATMENT PLANT ACCORD WITH THE GOVERNMENT OF PERU
Vancouver, British Columbia, Canada, June 28, 2006 — Peru Copper Inc. (TSX:PCR / AMEX:CUP / BVL:CUP) (“Peru Copper” or the “Company”) announced today that it has signed an agreement with Peru’s Ministry of Energy and Mines and Proinversion to fund the construction of a water treatment plant to treat acid drainage water from the Kingsmill Tunnel (“the Tunnel”). The Tunnel was constructed in the mid-1930’s by Cerro de Pasco Corporation specifically to drain mine workings and it crosses beneath mining concessions in the Morococha mining district to collect acid water.
The water collected by the Tunnel is highly acidic with a PH of approximately 4.4 and contains a number of different metals, all of which are believed to be over permissible health limits. The Tunnel currently discharges water into the Yauli River at a rate of 1,200 liters per second and the Yauli then empties into the Mantaro River which is a source of irrigation for an important agricultural district, the Mantaro Valley.
The Company has placed US$15 million in an escrow account to fund the design, construction and start-up of the treatment plant. The Ministry of Energy and Mines, Proinversion and the Company will form a joint committee to oversee the bidding process, construction and operation of the plant.
Charles G. Preble, President and CEO of Peru Copper Inc., said “We are extremely pleased to be able to accelerate the construction of a water treatment plant to treat water from the Kingsmill Tunnel. Although we have not yet exercised our option to acquire concessions in the Morococha areas, we believe that starting the water treatment now to eliminate a major source of pollution is the right thing to do. Further, we view our Toromocho copper project as a partnership among the Company, the Peruvian Government and the Junin region and the water treatment plant will benefit all three.”
Peru Copper is involved in the acquisition and exploration of potentially mineable deposits of copper in Peru. On June 11, 2003, Peru Copper entered into the Toromocho Option Agreement (“Toromocho Option”) with Empresa Minera del Centro del Peru S.A. (“Centromin”), a Peruvian state-owned mining company, whereby Centromin granted the Company the option to acquire its interest in the mining concessions and related assets of the Toromocho Project.
For further information please contact Patrick De Witt, Director of Investor Relations at (604) 689-0234 or patrick@perucopper.com.

Cautionary Note to U.S. Investors—The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this press release, such as “mineral deposit”, that the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form F-1 Registration Statement, File No. 333-121527, which may be secured from us, or from the SEC’s website at http://www.sec.gov/edgar.shtml.
CAUTIONARY NOTE REGARDING FORWARD LOOKING-STATEMENTS
This news release contains “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation. Forward-looking statements include, but are not limited to, statements with respect to the future price of copper and molybdenum, the timing of exploration activities, the mine life of the Toromocho Project, the economic viability and estimated internal rate of return of the Toromocho Project, the estimation of mineral reserves and mineral resources, the results of drilling, estimated future capital and operating costs, future stripping ratios, projected mineral recovery rates and Peru Copper’s commitment to, and plans for developing, the Toromocho Project. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “can”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved”. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Peru Copper to be materially different from those expressed or implied by such forward-looking statements, including but not limited to: risks related to the exploration and potential development of the Toromocho Project, risks related to international operations, the actual results of current exploration activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, future prices of copper, silver, molybdenum and gold, as well as those factors discussed in the section entitled “Risk Factors” in the Form F-1 as on file with the Securities and Exchange Commission in Washington, D.C. and in the section entitled “Narrative Description of the Business — Risks of the Business” in the Annual Information Form of the Company dated March 24, 2005. Although Peru Copper has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Peru Copper does not undertake to update any forward-looking statements that are incorporated by reference herein, except in accordance with applicable securities laws.